Exhibit 99.1

December 16, 2013

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES SENIOR LEADERSHIP APPOINTMENTS

Birmingham, Ala. December 16, 2013 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced the following leadership changes, effective January 1, 2014, in furtherance of the Company’s management succession process:

Tom Hill (54), previously Senior Vice President of the Company’s South Region, has been promoted to the position of Executive Vice President and Chief Operating Officer for Vulcan Materials. This assignment will afford Mr. Hill the opportunity to direct the operations of the entire Company while further developing in a senior corporate role.

John McPherson (45), previously Senior Vice President of Vulcan’s East Region, has been promoted to the position of Executive Vice President and Chief Financial Officer. This role will provide further development opportunities for Mr. McPherson at the senior corporate level while taking advantage of his strengths as a manager developed during his long career with McKinsey & Company, and with Vulcan over the last two years.

Danny Shepherd (62), previously Executive Vice President and Chief Operating Officer, has been promoted to the position of Vice Chairman of the Company. In this new role, Mr. Shepherd will support and advise the Company on important matters including organization, business development and succession planning, while also helping facilitate the transition of the new management team.

Dan Sansone (61), previously Executive Vice President and Chief Financial Officer, has been named to the position of Executive Vice President - Strategy. Mr. Sansone will lead important strategic initiatives for the Company while also being engaged in assisting the transition of the new senior managers. Mr. Sansone plans to retire from the Company at the end of 2014.

“These are key steps in our succession planning process, which is an important and ongoing focus of our Board of Directors,” said Vulcan’s Chairman and CEO Don James. “We are blessed with great talent and experience at Vulcan, and these appointments position us well for future growth opportunities that will further enhance shareholder value. Tom, John, Danny and Dan have played immensely important roles for Vulcan and will continue to do so in their new positions. We are excited about our future, and about their roles in helping shape it.”

Biographical Information

Tom Hill served most recently as Senior Vice President of Vulcan’s South Region, which includes the Company’s Texas, Louisiana, Florida, Mississippi, Alabama and Mexico businesses. Previously, Mr. Hill served as President of Vulcan’s former Florida Rock Division, and prior to that as President of the Company’s former Southwest Division. He joined Vulcan in 1979, serving in a variety of operations assignments of increasing responsibility. From 1990 to 1996 he worked for Redlands Stone Products in sales and operations management, before rejoining Vulcan as Vice President and General Manager of the Company’s Southwest Division. Mr. Hill is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.

John McPherson served most recently as Senior Vice President of the Company’s East Region, which includes Vulcan’s businesses in Georgia, South Carolina, North Carolina, Virginia, Maryland, Delaware, Pennsylvania, and the District of Columbia. Mr. McPherson joined the Company in 2011 as Senior Vice President, Strategic Planning and Business Development. Prior to coming to Vulcan, he was a senior partner of McKinsey & Company, the global management consulting firm. He held a variety of senior management positions over a 17-year career that included leadership of McKinsey’s Americas Organization Practice and its Dallas office. Before joining McKinsey, Mr. McPherson worked with Goldman Sachs in New York and Hong Kong. He earned Bachelor’s and MBA degrees from Stanford University.

Danny Shepherd most recently served as Executive Vice President and Chief Operating Officer, with responsibility for all of the Company’s operating regions and the Corporate Construction Materials functions that support region operations. Previously, Mr. Shepherd served as Executive Vice President, Construction Materials. Mr. Shepherd rejoined Vulcan in 2002 as President of Vulcan's Southeast Division after serving in executive positions with Global Stone Corporation and Oglebay Norton. Prior to his positions with Global Stone and Oglebay Norton, Mr. Shepherd served as Vice President and General Manager, Georgia for Vulcan's former Southeast Division. Mr. Shepherd is a graduate of the Georgia Institute of Technology.

Dan Sansone served as Chief Financial Officer of Vulcan Materials Company since 2005, and as Executive Vice President and CFO since 2011. Mr. Sansone was also responsible for the marketing support services department and oversight of the business development and strategic planning functions of the Company. Mr. Sansone joined Vulcan in 1988 and was the Controller and then Vice President of Finance before becoming President of Vulcan’s former Southern & Gulf Coast Division in 1997. Prior to joining Vulcan, Mr. Sansone held several management positions, domestically and internationally, with FMC Corporation and Tenneco Automotive. Mr. Sansone earned a bachelor’s degree in finance from John Carroll University and an M.B.A. from the Illinois Institute of Technology.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

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